UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000
March 24, 2011
Dear Shareholder:
          You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 6, 2011, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3000.
          On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2010 is enclosed.
          We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
          Thank you for your interest in Oceaneering.

John R. Huff Chairman of the Board	T. Jay Collins President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2011.
The proxy statement and annual report are available on the Internet at http://www.oceaneering.com/investor-relations/ annual-reports-and-proxies/.
The following information applicable to the Annual Meeting may be found in the proxy statement and/or the accompanying proxy card:
•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2011

To the Shareholders of Oceaneering International, Inc.:
          The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 6, 2011, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3000 for the following purposes:
•	elect two Class I directors as members of the Board of Directors of Oceaneering to serve until the 2014 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);

•	cast an advisory vote on the frequency of holding future advisory votes to approve the compensation of Oceaneering’s named executive officers (Proposal 3);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2011 (Proposal 4); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
          The Board of Directors recommends a vote in favor of Proposal 1, Proposal 2 and Proposal 4 and for “one year” in connection with Proposal 3.
          The close of business on March 18, 2011 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
          Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary

March 24, 2011
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
          Only shareholders of record at the close of business on March 18, 2011 will be entitled to notice of, and to vote at, the meeting. As of that date, 54,266,060 shares of our Common Stock, $.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 24, 2011. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
          The accompanying proxy is solicited on behalf of our Board of Directors for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to solicit proxies at a fee estimated at $8,400, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
          The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s Named Executive Officers, FOR holding future advisory votes to approve the compensation of Oceaneering’s named executive officers every year in connection with Proposal 3, and FOR Proposal 4 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2011.
Methods of Voting
          Voting by Mail — You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
          Voting by Telephone or the Internet — If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
          The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
          If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies
          If you are a shareholder of record, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, by telephone or the Internet; or

•	voting in person at the Annual Meeting.
          If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
Election of Directors
          Our Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently two members of each class. The members of each class serve for three years following their election, with one class being elected each year.
          Two Class I directors are to be elected at the 2011 Annual Meeting. In accordance with our bylaws, directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be counted in the election. The Class I directors will serve until the 2014 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes II and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2012 and 2013, respectively.
          The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
          Set forth below is information (ages are as of May 6, 2011) with respect to the nominees for election as directors of Oceaneering.
Nominees
2011 - Class I Directors
T. Jay Collins
          Mr. Collins, 64, has been Chief Executive Officer of Oceaneering since May 2006 and President of Oceaneering since 1998. In February 2011, Oceaneering announced that Mr. Collins will retire from his position of President and Chief Executive Officer immediately following the 2011 Annual Meeting. Mr. Collins previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President - Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins has been a director of Oceaneering since 2002.
          Mr. Collins has been nominated by the Board to stand for re-election and is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his in-depth knowledge regarding Oceaneering and its businesses which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1993, Mr. Collins has been involved in all functional aspects of our management, including service as our Chief Financial Officer, our Chief Operating Officer and our Chief Executive Officer. Mr. Collins has expansive knowledge of the oil and gas industry and is on the boards of several industry trade associations. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
D. Michael Hughes
          Mr. Hughes, 72, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1970 to 1980 and from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.
          Mr. Hughes has been nominated by the Board to stand for re-election and is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including his prior service as Chairman of the Board, as well as his thorough institutional knowledge regarding our company, its culture and history and our businesses gained from his association with Oceaneering since its inception. Mr. Hughes has significant business ownership, financial and entrepreneurial expertise and experience. Including his service on our Board, Mr. Hughes has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Continuing Directors
Information below (ages are as of May 6, 2011) is for those directors whose terms will expire in 2012 and 2013.
2012 - Class II Directors
Jerold J. DesRoche
          Mr. DesRoche, 74, has been a partner and a director of National Power Company, a privately owned company that owns and operates power generation facilities using waste fuels and renewable energy, since 1991. He served as President and Chief Executive Officer of ABB Combustion Engineering Canada, Inc. from 1988 to 1991. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. DesRoche has been a director of Oceaneering since 2003.
          The Board has determined that Mr. DesRoche is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, as well as his considerable experience as an entrepreneur, business owner and executive officer and director of international and domestic companies engaged in energy-related businesses. Including his experience on our Board, Mr. DesRoche has over 30 years of experience as a director of one or more companies engaged in energy-related businesses.
John R. Huff
          Mr. Huff, 65, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to May 2006. Mr. Huff also serves as a director of KBR, Inc. and Suncor Energy, Inc. Mr. Huff served as a director of Rowan Companies, Inc. from April 2006 to May 2009 and of BJ Services Company from 1992 to April 2010. Mr. Huff has been a director of Oceaneering since 1986.
          The Board has determined Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including 21 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has expansive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oil field companies throughout the world. Including his service on our Board, Mr. Huff has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.

2013 - Class III Directors
David S. Hooker
          Mr. Hooker, 68, has been Chairman of Houlder Limited, an engineering company, since June 2008, Chairman of Avoco Secure Ltd., a software development and distribution company, since 2006, and Chairman of Ocean Hover Limited, an oilfield hovercraft marketing organization, since 2004. He is also a director of Aminex plc, an oil and gas exploration and production company, and a director of Helium Enterprises Ltd., a helium exploration company. He is Chairman of the Audit Committee of Oceaneering’s Board and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board. Mr. Hooker has been a director of Oceaneering since 1973.
          The Board has determined Mr. Hooker is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, his financial expertise, as well as his considerable experience as an entrepreneur and as chairman or as a director of several other companies, including companies engaged in oilfield-related, other energy-related and insurance businesses. Mr. Hooker provides the Board with an international perspective and insight. Including his service on our Board, Mr. Hooker has 37 years of experience as a director of a publicly traded company and over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Harris J. Pappas
          Mr. Pappas, 66, has been President of Pappas Restaurants, Inc., a privately owned multistate restaurant group, since 1980 and Chief Operating Officer and director of Luby’s, Inc., a publicly traded restaurant company, since 2001. He also serves on the Advisory Board of Frost National Bank - Houston and is a director of TIRR Hospital in the Memorial Hermann Hospital System. He is Chairman of the Compensation Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Pappas has been a director of Oceaneering since 1996.
          The Board has determined Mr. Pappas is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, as well as his considerable experience as an executive officer and a director of both privately owned and publicly traded companies. Mr. Pappas’ financial expertise, business ownership and entrepreneurial experience in the service industry allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Pappas has 14 years of experience as a director of a publicly traded company.

Security Ownership of Management and Certain Beneficial Owners
          The following table sets forth the number of shares of Common Stock beneficially owned as of March 18, 2011 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

		Shares Underlying
	Number of	Restricted Stock
Name	Shares (1)	Units (2)	Total
T. Jay Collins	41,601	58,500	100,101
Jerold J. DesRoche	32,000	—	32,000
Kevin F. Kerins	4,707	13,500	18,207
George R. Haubenreich, Jr.	24,250	18,000	42,250
David S. Hooker	32,000	—	32,000
John R. Huff	143,400	35,000	178,400
D. Michael Hughes	45,100	—	45,100
M. Kevin McEvoy	33,762	40,500	74,262
Marvin J. Migura	34,100	21,000	55,100
Harris J. Pappas	36,000	—	36,000
All directors and executive officers as a group (12 persons)	433,044	203,500	636,544

(1)	There are no outstanding stock options for directors and executive officers. Includes the following shares granted pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. DesRoche - 8,000; Mr. Hooker - 8,000; Mr. Hughes - 8,000; Mr. Pappas - 8,000 and all directors and executive officers as a group - 32,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the individual has the right to direct the plan trustee on how to vote: Mr. McEvoy - 10,762; and all directors and executive officers as a group - 11,718. At withdrawal, the share equivalents are settled in shares of Common Stock. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own (1) approximately 0.8% of the outstanding Common Stock and (2) approximately 1.2% of the total of the outstanding shares of Common Stock and the shares underlying restricted stock units owned by directors and executive officers.

(2)	Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

          Listed below are the only persons who, to our knowledge, may be deemed to be a beneficial owner as of March 18, 2011 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission (the “SEC”).

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	5,492,004 (2)	10.1

Neuberger Berman Group LLC Neuberger Berman LLC Neuberger Berman Management LLC Neuberger Berman Equity Funds 605 Third Avenue New York, NY 10158	3,687,437 (3)	6.8

PRIMECAP Management Company 225 South Lake Ave., #400 Pasadena, CA 91101	3,306,322 (4)	6.1

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	3,059,282 (5)	5.6

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,983,220 (6)	5.5

(1)	The percentage is based on the total number of issued and outstanding shares of Common Stock as of March 18, 2011.

(2)	The amount beneficially owned of 5,492,004 shares as shown, is as reported by FMR LLC (“FMR”) in a Schedule 13G filed with the SEC and dated January 7, 2011. Includes 5,492,004 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, as a result of its acting as an investment advisor to various investment companies (the “Funds”). FMR and Edward C. Johnson 3d, Chairman of FMR, through FMR’s control of Fidelity and the Funds, each has sole power to dispose of the 5,492,004 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston MA 02109, a wholly owned subsidiary of FMR and an investment advisor beneficially owns 100 shares. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 439 shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 439 shares. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 18,150 shares.

(3)	The amount beneficially owned of 3,687,437 shares is based upon a Schedule 13G filed with the SEC and dated February 14, 2011 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC each have shared voting power with respect to 3,190,562 shares and shared dispositive power with respect to 3,687,437 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,019,962 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,882,212 shares.

(4)	The amount beneficially owned of 3,306,322 shares as shown, is as reported by PRIMECAP Management Company in a Schedule 13G filed with the SEC and dated February 4, 2011. Includes 2,050,822 shares of sole voting power, no shares of shared voting power and 3,306,322 shares of sole dispositive power.

(5)	The amount beneficially owned of 3,059,282 shares as shown, is as reported by Capital World Investors in a Schedule 13G filed with the SEC and dated February 9, 2011. Capital World Investors has 3,059,282 shares of sole voting and dispositive power.

(6)	The amount beneficially owned of 2,983,220 shares as shown, is as reported by BlackRock, Inc. in a Schedule 13G filed with the SEC and dated January 21, 2011. BlackRock, Inc. has sole voting and sole dispositive power over 2,983,226.

Corporate Governance
          During 2010, our Board of Directors held eight meetings of the full Board and 21 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, five of our six directors attended our annual meeting. In 2010, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2011. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
          Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board of Directors considers relevant facts and circumstances in assessing whether a director is independent. Our Board of Directors has determined that the following directors meet the NYSE independence requirements: Jerold J. DesRoche; D. Michael Hughes; David S. Hooker; and Harris J. Pappas. Our Board does not believe that T. Jay Collins (our Chief Executive Officer) or John R. Huff (our Chairman of the Board and former Chief Executive Officer) currently meets NYSE independence requirements.
          We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.

The Audit Committee
          The Audit Committee, which is comprised of Messrs. Hooker (Chairman), Hughes and Pappas, held 12 meetings during 2010. Our Board of Directors determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Proposal 1 - Election of Directors” and “Continuing Directors.” The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
          Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to shareholder ratification, appointing our independent auditors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditor’s work.
          In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors the annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”

The Compensation Committee
          The Compensation Committee, which is comprised of Messrs. Pappas (Chairman) and DesRoche, held five meetings during 2010. The Compensation Committee is appointed by our Board of Directors to:
•	assist the Board in discharging its responsibilities relating to: (1) compensation of our executive officers and nonemployee directors; and (2) employee benefit plans and practices; and

•	produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.
          Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the director and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.
          Since 2004, the Compensation Committee has engaged Mercer, a nationally recognized human resource consulting firm, to assist the Compensation Committee in its administration of compensation for our executive officers. Mercer assisted the Compensation Committee in the design and particulars of our existing long-term incentive program. Mercer performed a market analysis of total direct compensation (the sum of salary, annual incentive bonus and long-term incentive compensation) and retirement plan value for our executives and other key employees and compensation for nonemployee directors among peer group companies and other survey data, see “Compensation Discussion and Analysis — The Role of the Compensation Consultant” in this Proxy Statement. The Compensation Committee approved the form and amounts of our 2010 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.
          A copy of the Compensation Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”

The Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche and Hooker, held four meetings during 2010. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to:
•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
          The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of each of these documents from us.
          The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
          The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences.
          A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.
          As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:
•	include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

          The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:
•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•	a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.
          To be timely for consideration at our 2012 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, no earlier than November 8, 2011 and no later than the close of business on January 7, 2012.
Leadership Structure and Board Risk Oversight
          We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of the Board. Our Board believes this structure is appropriate in the existing circumstances, as Messrs. Collins and Huff, our Chief Executive Officer and Chairman of the Board, respectively, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
          The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. Accordingly, neither our Chief Executive Officer nor our Chairman of the Board is a member of any of those Board committees. None of the Chairmen of our Board committees serves as Chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees is appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership in the future, should future circumstances warrant such a change in the view of our Board.

          Our Board oversees our financial-related risks primarily through the Audit Committee and our risks associated with compensation policies and practices for executive officers and key employees primarily through the Compensation Committee. Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board oversees our strategic and operations-related risks through the entire Board. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks at the entire Board level.
Compensation Committee Interlocks and Insider Participation
          No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Code of Ethics
          Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a printed copy of these codes from us. Any change in or waiver of these codes of ethics will be disclosed on our Web site.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2010.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met 12 times during the year ended December 31, 2010. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed and discussed with management and Ernst & Young all of Oceaneering’s earnings releases in 2010 prior to the public release of those earnings releases.
          The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2010. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
          Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
          Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2010 be included in the Form 10-K for the year ended December 31, 2010 filed with the SEC.
Audit Committee
David S. Hooker, Chairman
D. Michael Hughes
Harris J. Pappas

PROPOSAL 2
Advisory Vote on a Resolution to Approve the Compensation of Oceaneering’s Named Executive Officers
          As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
          As described in detail under the “Compensation Discussion and Analysis,” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders interests, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
          A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives of the Company. Our 2010 financial results and achievement of specific financial goals for the period 2008 - 2010 resulted in annual incentives and long-term incentive performance unit cash payouts for 2010 in excess of target levels. We reported record earnings for 2010 and record earnings for six of the last seven years.
          The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
          Accordingly, we ask our shareholders to vote on the following resolution:
          RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
Vote Required and Board Recommendation
Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.
In accordance with our bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2011 Annual Meeting. Because abstentions are counted as present for purposes of the vote on this proposal but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.

PROPOSAL 3
Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation
of Oceaneering’s Named Executive Officers
          As required by Section 14A(a)(2) of the Exchange Act, we are providing our shareholders the opportunity to vote, on a non-binding, advisory basis, on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. In addition, shareholders may abstain from voting on this proposal.
          Our Board of Directors believes that future advisory votes to approve named executive officer compensation should be held every year. We recognize that shareholders may have different views as to the best approach for us, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of future advisory votes on the compensation of named executive officers. Shareholders are not voting to approve or disapprove of our Board of Directors’ recommendation. Shareholders may cast a vote on the preferred frequency by selecting the option of one year, two years or three years (or abstain) when voting on this matter.
Vote Required and Board Recommendation
Our Board of Directors recommends that you vote FOR the option of once every year as the preferred frequency for future advisory votes on the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote FOR the option of once every year for the frequency of such advisory votes, unless a choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on the compensation of our named executive officers that has been selected by shareholders. This advisory vote is not binding on us or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
          The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during 2010. We refer to these five individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives.
Executive Summary
          Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our Named Executive Officers that is aligned with our shareholders’ interests, as demonstrated by the following:
•	The primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans which are designed in the aggregate to be competitive with the 50th percentile of a peer group and survey data identified by a compensation consultant retained by the Compensation Committee of our Board of Directors (the “Committee”).

•	A significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. More than half of the total direct compensation (annual salary, annual incentives and long-term incentives) is performance-based. More than half of the estimated grant date value of long-term incentive awards is performance-based.

•	Our 2010 financial results and the achievement of specific financial goals for the period 2008 - 2010 resulted in annual incentive and long-term incentive performance unit payouts exceeding target levels. We reported record earnings for 2010 and for six of the last seven years.
          In 2010, the compensation consultant retained by the Committee performed an assessment of:
•	The competitiveness of cash compensation, equity awards and retirement benefits provided to our Named Executive Officers in 2009 relative to our peer group and the compensation consultant’s survey data; and

•	Oceaneering’s performance in 2009 relative to our peer group with regard to the following financial metrics:
— Revenue growth
— Net income growth
— Earnings per share growth
— Cash flow margin
— Return on invested capital, and
— Total shareholder return
          The compensation consultant assessed that the total annual value of the above described compensation in 2009 for our Named Executive Officers in the aggregate was 10% more than the 50th percentile of the peer group and survey data used by the compensation consultant. The compensation consultant compared Oceaneering’s one- and three-year financial performance as compared to the peer group for the above metrics. The compensation consultant assessed that Oceaneering’s performance across all the above metrics for one- and three-year periods was above the median at the 73rd and 71st percentile, respectively, of the peer group and, when measuring one- and three-year total shareholders return, was above the median at the 72nd and 85th percentile, respectively, of the peer group.

Compensation Philosophy and Objectives
          Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without subjecting us to excessive and unnecessary risks, and reward them for superior performance. We use several different compensation elements in the executive compensation program which are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
          The Committee and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance and measured against financial goals and objectives.
          Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
          We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business is built significantly by executives who can develop and maintain customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, we provide several of our executive officers with some financial security in the event of a change of control, to promote long-term retention. We also provide for long-term benefits through retirement plans (see “- Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
          We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that more than one-half of the total direct compensation (the sum of annual base salary, annual incentive bonus and long-term incentive compensation) of the Named Executive Officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
          We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term success. To reinforce the importance of this balancing, we regularly provide the Named Executive Officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage the Named Executive Officers to take excessive and unnecessary risks. The value for participants in our long-term incentive plans generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
          The Committee’s approach to long-term incentives is to make awards of service-based restricted stock units and performance units to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 - Stock Compensation (“FASB ASC Topic 718”) and performance units notionally valued at $100 per unit for achievement of performance goals at target level, the Committee believes that the performance units should account for more than one-half of the total annual long-term incentive compensation of the Named Executive Officers and the service-based restricted stock units should account for the balance. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our common stock, with some shares withheld to satisfy withholding tax requirements. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
          The Committee reviews competitive compensation information as part of its process in establishing total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
The Role of the Compensation Committee
          The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.
          The Committee reviews comparative compensation information compiled by a compensation consultant as described in “- The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer as discussed in “- The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Proposal 1 - Election of Directors - The Compensation Committee” above.
The Role of the Compensation Consultant
          In 2010, the Committee retained Mercer (the “Compensation Consultant”) to: (1) assist in consideration of the 2010 Incentive Plan of Oceaneering which was approved by shareholders at our 2010 Annual Meeting of Shareholders; (2) review the peer group of companies used for comparison purposes in 2009 and assess its continued validity; (3) conduct a review of our total direct compensation and value provided under the retirement plan programs for the Named Executive Officers and other key employees relative to proxy statement data of the peer group of companies and survey data; (4) conduct a pay-for-performance analysis to assess the alignment of executive pay and company performance for Oceaneering and the peer group of companies identified; (5) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; and (6) assist in our assessment of whether payments made pursuant to change of control agreements could result in excise taxes pursuant to Section 4999 of the Internal Revenue Code, assuming a change-of-control occurred on December 31, 2010 (see “- Post-Employment Compensation Programs - Change-of-Control Agreements” and “Potential Payments on Termination or Change of Control” below). The Committee has engaged the Compensation Consultant to assist the Committee since 2004. In 2010, the Committee made the decision to continue the engagement of the Compensation Consultant without reliance on any recommendation from management. The Compensation Consultant’s only work for Oceaneering in 2010 was at the direction of the Committee, except for some accounting-related assistance and non-executive compensation advice provided in 2010, for which the Compensation Consultant and its affiliated companies were paid approximately $10,000.
          The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review it conducted for the Committee in 2009 and recommended a list of 21 publicly traded companies as the peer group for comparison purposes in 2010 (collectively, the “Compensation Peer Group”). The Compensation Peer Group is comprised of the same companies identified as the peer group in 2009. In 2010, BJ Services Company was acquired by Baker Hughes Incorporated and Smith International, Inc. was acquired by Schlumberger Limited. However, these companies, which were in the group previously, remained appropriate for the Compensation Peer Group, as 2009 compensation and performance data were reviewed.

          The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for stockholder investment. The companies comprising the Compensation Peer Group were:

BJ Services Company	Global Industries, Ltd.	Pride International, Inc.
Bristow Group Inc.	Helix Energy Solutions Group, Inc.	Rowan Companies, Inc.
Cameron International Corporation	Key Energy Services, Inc.	Smith International, Inc.
Diamond Offshore Drilling, Inc.	McDermott International, Inc.	Superior Energy Services, Inc.
ENSCO plc	National Oilwell Varco, Inc.	Tidewater Inc.
Exterran Holdings, Inc.	Noble Corporation	Transocean Ltd.
FMC Technologies, Inc.	Oil States International, Inc.	Weatherford International Ltd.
          The sources of the survey data used by the Compensation Consultant were (1) the 2010 U.S. Global Premium Executive Remuneration Suite, which combines all of the Compensation Consultant’s executive compensation survey data (except for healthcare organizations) for approximately 442 executive-level positions in which over 2,600 organizations participated; (2) Mercer’s 2010 Total Compensation Survey for the Energy Sector, which reports pay for all segments of the energy business for approximately 550 positions in which approximately 300 organizations participated; and (3) a 2010 Survey Report on Top Management Compensation prepared by Towers Watson Data Services, which features data across multiple industries and geographies for approximately 125 executive positions in which approximately 1,600 organizations participated (collectively, the “Compensation Surveys”).
          The Compensation Consultant identified the 25th, 50th and 75th percentile for base salary, annual bonus incentive, long-term incentive compensation and retirement plan value, individually and in the aggregate for the comparable position of each of our Named Executive Officers from a blend of compensation information identified for the Compensation Peer Group from the most recent proxy statements filed with the SEC as of September 2010 by the companies comprising the Compensation Peer Group (weighted at 50%) and from the Compensation Surveys (weighted at 50% with each component weighted equally), except that the Compensation Peer Group information was used exclusively for evaluating retirement plan value, as retirement plan value information was not available in the Compensation Surveys.
2010 Executive Compensation Components
          For 2010, the primary components of our compensation program for Named Executive Officers were:
•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.
Pay-For-Performance
          Based on the Compensation Surveys and Compensation Peer Group disclosure data discussed in “- The Role of the Compensation Consultant” above, the Total Compensation Annual Value (the sum of the above primary components of our compensation program) for 2009 for our Named Executive Officers in the aggregate was estimated as 10% above the 50th percentile of the Compensation Peer Group.
          The Compensation Consultant assessed Oceaneering’s performance in 2009 relative to the Compensation Peer Group with regard to the following metrics:
•	Revenue growth

•	Net income growth

•	Earnings per share growth

•	Cash flow margin

•	Return on invested capital, and

•	Total shareholder return

          The Compensation Consultant compared Oceaneering’s one- and three-year financial performance as compared to the Compensation Peer Group for the above metrics. The Compensation Consultant assessed that Oceaneering’s performance across all the above metrics for one- and three-year periods was above the median at the 73rd and 71st percentile, respectively, of the Compensation Peer Group, and when measuring one- and three-year total shareholders return, was above the median at the 72nd and 85th percentile, respectively, of the Compensation Peer Group.
Annual Base Salary
          The Committee generally considers annual base salary levels in the fourth quarter of each year, for changes to become effective as of the first day of the following year, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries and general market movement, with adjustments he subjectively deems appropriate based on the overall performance of the Named Executive Officer, including a review of contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In December 2009, the Committee deferred consideration of annual base salary increases for six months. In May 2010, the Committee approved a salary increase of 12% for Mr. Collins and, as recommended by Mr. Collins, a salary increase of 25% for Mr. McEvoy, which took into account his appointment in February 2010 to the additional position of Chief Operating Officer, 20% for Mr. Kerins, which took into account his appointment in August 2009 as Senior Vice President, and salary increases ranging from 6% to 11% for the other Named Executive Officers. Those salary increases took effect as of July 1, 2010.
Annual Incentive Awards Paid in Cash
          In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under a shareholder-approved Incentive Plan for our executive officers. The cash bonus award opportunities under that program for our Named Executive Officers have generally been based on a comparison of our net income for the year to target net income for that year. For participating employees other than executive officers, the cash bonuses have generally been based upon the level of achievement of a combination of our net income, financial and non-financial goals of our applicable profit center for that employee and individual goals. For each participant, the maximum award achievable is a percentage of the participant’s annual salary as of a specified date earlier than the approval date of the program. In late February or early March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.
          In March 2010, the Committee approved a cash bonus award program for 2010. Under this program, bonuses were determined by a comparison of our net income in calendar year 2010 to target net income for that year. The maximum cash pay-out under the program for each Named Executive Officer was a specified percentage of that executive’s base salary as of March 1, 2010. For the Named Executive Officers, the Committee increased the percentage of net income that Oceaneering had to achieve for any bonus to be payable to a Named Executive Officer from 70% of target net income to 80% of target net income for the 2010 program. The Committee also increased the maximum potential payout as a percentage of base salary by 25% for Mr. Collins and between 10% and 25% for the other Named Executive Officers. As recommended by our Chief Executive Officer and approved by the Committee, the target amount for our net income in 2010 was $191.4 million, an amount that was slightly more than the net income we achieved in 2009 and that equated to slightly above the mid-point of our then-published earnings per share guidance range for 2010. The Named Executive Officers in the program for 2010 and their respective maximum payouts as a percentage of base salary were: Mr. Collins - 175%; Mr. McEvoy - 150%; Mr. Migura - 125%; Mr. Haubenreich - 110%; and Mr. Kerins - 80%. For 2010, approximately one-third of the targeted annual and long-term performance-based incentive compensation of the Named Executive Officers was at risk against annual incentive performance goals.

          The following table notes the percentage of maximum payout to a Named Executive Officer under the program for the percentage of target net income achieved. The Committee had the discretion to award an amount less than that calculated.
          In February 2011, the Committee approved annual incentive awards for 2010. Oceaneering achieved net income for 2010 which was 5% more than the target performance goal for 2010 and the Committee awarded amounts to the Named Executive Officers under the 2010 Cash Bonus Award Program which are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. The Committee also awarded additional merit bonuses to the Named Executive Officers, which are reflected in the “Bonus” column of the “Summary Compensation Table” below, in recognition of their leadership which contributed to our achieving a record level of net income for 2010. In determining the amounts for these additional bonuses, the Committee took into account the fact that the 2010 Cash Bonus Award Program did not utilize the higher base salaries of Named Executive Officers approved by the Committee effective July 1, 2010, because of the six-month deferral of consideration by the Committee of Named Executive Officers’ base salaries described in “Annual Base Salary” above.
Long-Term Incentive Compensation
          Prior to 2006, we granted stock options annually and restricted stock or stock unit awards every three years to our executive officers and other key employees. However, in 2006 the Committee decided to refrain from using stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2010. In April 2009, the Committee adopted a policy that Oceaneering will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units (although, as discussed below under “ - Change-of-Control Agreements,” the Change-of-Control Agreements we have with four of our Named Executive Officers provide for tax gross-ups for federal excise taxes on so-called “parachute payments,” which could apply to such future awards). This policy formalized our approach to U.S. federal income tax gross-up payments with respect to such awards since 2004. There are no outstanding awards that provide for tax gross-up payments.

          In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:
•	deliver competitive economic value;

•	reduce annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that a majority of an executive’s total direct compensation is performance-based.
          In order to achieve these objectives in 2010, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles: restricted stock unit awards; and performance unit awards. The Committee expects to continue its practice of considering these long-term incentive awards in late February or early March of each year. Long-term incentive awards to new employees or in connection with other events such as promotions are considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.
          In February 2010, performance units and service-based restricted stock unit awards were granted to the Named Executive Officers, with each award comprising an estimated 63% and 37%, respectively, of the estimated grant date total long-term incentive value of these awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets certain age or age and years of service requirements or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. No part of these awards to Named Executive Officers vested during 2010 by reason of any of the early vesting provisions, except that one-third of the awards to Messrs. Collins, McEvoy, Migura and Haubenreich vested in December 2010 as a result of them having met certain age and years of service requirements. Each restricted stock unit represents the equivalent of one share of our common stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our common stock, with some shares withheld to satisfy withholding tax requirements. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
          The performance units awarded in February 2010 are scheduled to vest in full on the third anniversary of the award date, subject to similar early vesting terms as are applicable to the restricted stock units. The Committee approved specific financial goals and measures based on cumulative cash flow from operations and a comparison of return on invested capital and cost of capital for the three-year period of January 1, 2010 through December 31, 2012 to be used as the basis for the final value of the performance units. The measures were selected because of our belief that they have a strong correlation with the creation of shareholder value. The amount of cumulative cash flow from operations during this three-year performance period necessary to achieve the target level goal for this measure is $1.35 billion. This amount was selected because it was three times the annual cash flow from operations then expected to be achieved in 2010. The amounts to be achieved by Oceaneering to reach the threshold and maximum are $200 million less and more, respectively, than the target level amount. Oceaneering’s return on invested capital must exceed its cost of capital over this three-year performance period by 30% for the target level goal to be achieved for this performance measure. For the threshold level to be achieved, the return on invested capital must equal our estimated cost of capital, and for the maximum level to be achieved the return on invested capital it must be 60% in excess of our estimated cost of capital. The final value of each performance unit may range from $0 to $150, with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $150, respectively. The maximum level of $150 per unit represented an increase of $25 per unit from the previous year’s program. The maximum value for the performance units, which is now 150% of the target value, was changed to better differentiate levels of performance and to better align with market practice. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. The value of vested performance units will be payable in cash.

          The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified levels):

Cumulative Three-
Year Cash Flow	Unit Values
Maximum	$75.00	$112.50	$125.00	$150.00
Target	$50.00	$87.50	$100.00	$125.00
Threshold	$37.50	$75.00	$87.50	$112.50
Below Threshold	$0.00	$37.50	$50.00	$75.00
	Below Threshold	Threshold	Target	Maximum

	Return on Invested Capital/Cost of Capital
          The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
          For 2010, approximately 63% of the targeted total direct compensation of Mr. Collins, our Chief Executive Officer, was at risk against short- and long-term performance goals and approximately 56 - 62% was at risk for each of the other Named Executive Officers.
Post-Employment Compensation Programs
Retirement Plans
          We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2010. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage determined by the Committee of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Committee. A participant’s interest in the plan is generally distributable upon termination. The percentages of base salary credited for Named Executive Officers in 2010 were: Mr. Collins - 50%; Mr. McEvoy - 50%; Messrs. Migura and Haubenreich - 40% each; and Mr. Kerins - 25%. These amounts reflected no change in the percentage of base salary credited from 2009. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.

Change-of-Control Agreements
          In 2001, we entered into Change-of-Control Agreements (each, a “Change-of-Control Agreement”) with Messrs. Collins, McEvoy, Migura and Haubenreich, each of whom are Named Executive Officers, replacing each of their respective prior senior executive severance agreements. In December 2008, we amended these Change-of-Control Agreements to clarify certain provisions and provide for compliance with Section 409A of the Internal Revenue Code. The payment and benefits under our Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change of control or other triggering event may never occur. We generally limit eligibility for change-of-control agreement participation to those Named Executive Officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these Named Executive Officers against the risk of loss of employment which could result following a change of control of our company. The Change-of-Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by us without cause (as defined below) or by the executive for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:
•	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•	our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.
          As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.
          As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:
•	any adverse change in status, title, duties or responsibilities;

•	any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.

          The severance package provided for in each such executive’s Change-of-Control Agreement consists of an amount equal to three times the sum of:
•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current annual bonus plan; and

•	an amount equal to the maximum percentage of the executive’s annual base salary contributed by us for him in our SERP for the then-current year multiplied by the executive’s highest annual rate of base salary.
          A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component.
          The severance provisions also provide that, for each applicable individual:
•	any outstanding stock options would vest immediately and become exercisable or the individual may elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of our common stock underlying those options;

•	the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for three years.
          The Change-of-Control Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole for that tax liability.
Perquisites
          We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2010 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.

Stock Ownership Guidelines
          To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board adopted stock ownership guidelines in 2007, requiring that our nonemployee directors, chief executive officer, executive vice president and senior vice presidents maintain minimum ownership interests in Oceaneering. Our nonemployee directors are generally expected to own not less than a fixed number of shares equal to five times the current annual cash retainer generally paid to nonemployee directors divided by the closing price of our stock on the date of adoption of the policy.
          Our chief executive officer, executive vice president and senior vice presidents are generally expected to own not less than a fixed number of shares equal to a multiple of their current annual base salary divided by the closing price of our stock on the date of adoption of the policy. The multiple of current annual base salary used to determine the fixed number of shares is as provided in the following table.

Level	Base Salary Multiple
Chief Executive Officer	5
Executive Vice President	3
Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
          The following forms of ownership are recognized in determining the number of shares of our stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:
•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock or stock units held under our long-term incentive programs.
          A nonemployee director or executive has three years from the later of the date of adoption of the policy or the initial date of election or appointment to comply with stock ownership guidelines. The time period for satisfying such ownership requirement by an executive may be extended at the discretion of our Chief Executive Officer for an additional period of up to two years. In the event that a nonemployee director or executive does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him.
Tax Deductibility of Pay
          Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2010 annual cash bonus program and 2010 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. We may authorize forms of compensation that might not be deductible if we believe they are in the best interests of Oceaneering and its shareholders. Our 2010 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.

Compliance With Internal Revenue Code Section 409A
          Section 409A of the Internal Revenue Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We generally seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Harris J. Pappas, Chairman
Jerold J. DesRoche

COMPENSATION OF EXECUTIVE OFFICERS
          The following table summarizes compensation of our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the years ended December 31, 2010, 2009 and 2008.
Summary Compensation Table

					Non-Equity	All Other
					Incentive Plan	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Compensation ($)(3)	($)(4)(5)	Total ($)
T. Jay Collins	2010	662,500	126,300	1,153,425	3,154,260	704,917	5,801,402
President & Chief Executive	2009	625,000	—	605,670	2,525,000	964,221	4,719,891
Officer	2008	585,000	12,000	1,213,680	2,513,000	1,787,193	6,110,873

M. Kevin McEvoy	2010	450,000	90,000	709,800	1,422,640	425,245	3,097,685
Executive Vice President	2009	400,000	—	279,540	1,175,000	530,315	2,384,855
& Chief Operating Officer	2008	370,000	—	497,920	1,150,000	933,687	2,951,607

Marvin J. Migura	2010	380,000	67,500	414,050	1,181,060	327,614	2,370,224
Senior Vice President &	2009	360,000	—	217,420	993,500	442,534	2,013,454
Chief Financial Officer	2008	335,000	—	435,680	953,500	827,075	2,551,255

George R. Haubenreich, Jr.	2010	340,000	16,500	354,900	992,980	309,166	2,013,546
Senior Vice President,	2009	330,000	—	186,360	942,500	426,445	1,885,305
General Counsel & Secretary	2008	310,000	—	373,440	931,500	820,626	2,435,566

Kevin F. Kerins	2010	275,000	15,000	266,175	626,320	139,159	1,321,654
Senior Vice President,	2009	250,000	10,000	139,770	505,000	175,134	1,079,904
ROVs (6)

(1)	The amounts represent the discretionary bonuses awarded to the indicated Named Executive Officer in addition to the bonuses awarded under the Cash Bonus Award Program for the applicable year, which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2010, 2009 and 2008, respectively.

(3)	The amounts shown for 2010 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2010 Cash Bonus Award Program: Mr. Collins: $929,700, Mr. McEvoy: $510,000, Mr. Migura: $382,500, Mr. Haubenreich: $308,500 and Mr. Kerins: $170,000 see “Compensation Discussion and Analysis - Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2008 as a result of achievement (i) in excess of the maximum goal for the performance measure of comparison of return on invested capital and cost of capital and (ii) between the target and maximum goals for the performance measure of cumulative cash flow from operations for the three-year performance period, January 1, 2008 - December 31, 2010, as certified by the Compensation Committee in February 2011. Mr. Collins: $2,224,560, Mr. McEvoy: $912,640, Mr. Migura: $798,560, Mr. Haubenreich: $684,480 and Mr. Kerins: $456,320.

The amounts shown for 2009 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2009 Cash Bonus Award Program: Mr. Collins: $775,000, Mr. McEvoy: $425,000, Mr. Migura: $306,000, Mr. Haubenreich: $280,000, and Mr. Kerins: $130,000 see “Compensation Discussion and Analysis - Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2007 as a result of achievement in excess of maximum goals for each of the performance measures for the three-year performance period, January 1, 2007 - December 31, 2009, as certified by the Compensation Committee in March 2010. Mr. Collins: $1,750,000, Mr. McEvoy: $750,000, Mr. Migura: $687,500, Mr. Haubenreich: $662,500 and Mr. Kerins: $375,000.

The amounts shown for 2008 are comprised of the following for each indicated Named Executive Officer: (a) annual bonuses awarded pursuant to our 2008 Cash Bonus Award Program: Mr. Collins: $763,000, Mr. McEvoy: $400,000, Mr. Migura: $291,000, and Mr. Haubenreich: $269,000, and (b) cash payouts pursuant to performance units awarded in 2006 as a result of achievement in excess of maximum goals for each of the performance measures for the three-year performance period, January 1, 2006 - December 31, 2008, as certified by the Compensation Committee in March 2009. Mr. Collins: $1,750,000, Mr. McEvoy: $750,000, Mr. Migura: $662,500, and Mr. Haubenreich: $662,500.

(4)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer except as quantified for a Named Executive Officer in footnote (5) below.

(5)	The amounts shown for 2010 are attributable to the following:
•	Mr. Collins: (1) $331,250 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $308,210 for a tax gross-up payment associated with the final vesting of restricted stock units under an award made in 2002, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); (4) $10,098 for basic life insurance premium; (5) perquisites and other personal benefits totaling $40,659, comprised of: provision of excess liability insurance; personal use of a company-owned fishing camp; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. McEvoy: (1) $225,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $154,105 for a tax gross-up payment associated with the final vesting of restricted stock units under an award made in 2002, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); (4) $6,732 for basic life insurance premium; and (5) perquisites and other personal benefits totaling $24,708 comprised of: provision of excess liability insurance; personal use of a company-owned apartment; tax advice and tax return preparation; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile.

•	Mr. Migura: (1) $152,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $143,832 for tax gross-up payment associated with the final vesting of restricted stock units under an award made in 2002, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); (4) $5,623 for basic life insurance premium; and (5) perquisites and other personal benefits totaling $11,459, comprised of: provision of excess liability insurance; tax advice and tax return preparation; and medical premium and cost reimbursements for supplemental medical insurance plan.

•	Mr. Haubenreich: (1) $136,000 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $143,832 in tax gross-up payment associated with the final vesting of restricted stock under an award made in 2002, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); (4) $4,990 for basic life insurance premium, and (5) perquisites and other personal benefits totaling $9,644, comprised of: excess liability insurance; tax advice and tax return preparation; club membership; sporting event tickets; and medical premium and cost reimbursements for supplemental medical insurance plan.

•	Mr. Kerins: (1) $68,750 for our contribution to his notional SERP account; (2) $14,700 for our contribution to his 401(k) plan; (3) $46,232 in tax gross-up payment associated with the final vesting of restricted stock units under an award made in 2002, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); (4) $2,580 for basic life insurance premium; and (5) perquisites and other personal benefits totaling $6,897, comprised of excess liability insurance and club membership.

(6)	No information is reported for Mr. Kerins for 2008, as he was not a named executive officer under the rules of the SEC for that year.

          The following table provides information about the equity and non-equity awards to the Named Executive Officers under our 2005 Incentive Plan during the year ended December 31, 2010.
Grants of Plan-Based Awards

		Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan			Stock Awards:
			Awards(1)		Number of	Grant Date
					Shares of	Fair Value of
		Threshold	Target	Maximum	Stock or Units	Stock Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($)(3)
T. Jay Collins	2/19/10	1,462,500	1,950,000	2,925,000	19,500	1,153,425
M. Kevin McEvoy	2/19/10	900,000	1,200,000	1,800,000	12,000	709,800
Marvin J. Migura	2/19/10	525,000	700,000	1,050,000	7,000	414,050
George R. Haubenreich, Jr.	2/19/10	450,000	600,000	900,000	6,000	354,900
Kevin F. Kerins	2/19/10	337,500	450,000	675,000	4,500	266,175

(1)	These columns show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2010 if the threshold, target or maximum goals are satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

(2)	The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2010. For a description of the awards see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

(3)	The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2010. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. For a description of the awards, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

      The following table provides information on the current holdings of unvested restricted stock units for each of the Named Executive Officers as of December 31, 2010. There were no outstanding stock options held by Named Executive Officers in 2010.
Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
	Number	Market Value
	of Shares or Units	of Shares or Units
	of Stock That Have	of Stock That Have
Name	Not Vested (#) (1)	Not Vested ($)(2)
T. Jay Collins	19,500	1,435,785

M. Kevin McEvoy	11,000	809,930

Marvin J. Migura	7,000	515,410

George R. Haubenreich, Jr.	6,000	441,780

Kevin F. Kerins	13,000	957,190

(1)	Reflects unvested restricted stock units pursuant to the 2008, 2009 and 2010 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

	2008	2009		2010
	Agreement	Agreement		Agreement
	(# of Units)	(# of Units)		(# of Units)
	Vesting Date	Vesting Date		Vesting Date			Total
Name	2/22/11	12/15/11	2/20/12	12/15/11	12/15/12	2/19/13	(# of Units)
T. Jay Collins	—	6,500	—	6,500	6,500	—	19,500
M. Kevin McEvoy	—	3,000	—	4,000	4,000	—	11,000
Marvin J. Migura	—	2,333	—	2,334	2,333	—	7,000
George R. Haubenreich, Jr.	—	2,000	—	2,000	2,000	—	6,000
Kevin F. Kerins	4,000	—	4,500	—	—	4,500	13,000

(2)	Market value of unvested restricted stock units assumes a price of $73.63 per share of our Common Stock as of December 31, 2010, which was the closing sale price of the Common Stock, as reported by the NYSE, on that date.

          The following table provides information for the Named Executive Officers on the number of shares acquired upon vesting during 2010 of stock awards in the form of restricted stock unit awards and the value realized. There were no outstanding stock options held by Named Executive Officers in 2010.
Stock Vested

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)
T. Jay Collins	40,000	2,207,000

M. Kevin McEvoy	18,000	984,240

Marvin J. Migura	16,600	906,698

George R. Haubenreich, Jr.	16,200	882,846

Kevin F. Kerins	7,800	438,384

(1)	The amount reflects the value realized for restricted stock units vested pursuant to our 2002 and 2007 Restricted Stock Unit Programs. Pursuant to the final vesting of the 2002 Restricted Stock Unit Program, a tax-assistance payment was provided in the following amounts: Mr. Collins - $308,210; Mr. McEvoy - $154,105; Mr. Migura - $143,832; Mr. Haubenreich - $143,832; and Mr. Kerins - $46,232. The amount of these tax-assistance payments is included for each Named Executive Officer in the amount shown in the “All Other Compensation” column of the “Summary Compensation Table” above. See “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax gross-up payments to directors and executive officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control).
          We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation
          Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. The Named Executive Officers are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

          The table below shows the investment options available to all participants and the annual rate of return for each investment for the year ended December 31, 2010, as reported by the administrator of our SERP.

Name of Fund	Rate of Return (%)
Alger PSF Small-Cap Growth	26.01
Analytic / JPMorgan PSF Long/Short Large-Cap	12.22
BlackRock PSF Mid-Cap Value	21.20
BlackRock PSF Small-Cap Index	26.42

Capital Research PSF American Funds® Growth-Income	11.03
Columbia PSF Technology	21.50
Eaton Vance PSF Floating Rate Loan	7.27
Goldman Sachs PSF Short Duration Bond	3.40
Janus PSF Focus 30	10.35
Lazard PSF Mid-Cap Equity	23.49
Morgan Stanley PSF Mid-Cap Growth	33.32
NFJ PSF Small Cap Value	25.34
Oppenheimer PSF Main Street Core	16.14
PIMCO PSF Inflation Managed	8.78
T. Rowe Price PSF Dividend Growth	10.77
Western Asset PSF Diversified Bond	8.04
AllianceBernstein PSF International Value	2.59
Batterymarch PSF International Small-Cap	24.86
BlackRock PSF Equity Index	14.81
Capital Research PSF American Funds® Growth	18.26
Clearbridge Advisors PSF Large-Cap Value	9.08

Pacific Asset Mgmt PSF Cash Management	-.05
Franklin / BlackRock PSF Small Cap Equity	20.11
Invesco PSF Comstock	15.42
Janus PSF Growth LT	11.24
MFS PSF International Large Cap	10.38
Morgan Stanley PSF Real Estate	30.54
Oppenheimer PSF Emerging Market	27.02
Pacific Asset Mgmt PSF High Yield Bond	14.52
PIMCO PSF Managed Bond	8.96
UBS Global AM PSF Large-Cap Growth	14.53
          The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

	Executive	Company		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	2010 ($)	2010 ($)(1)	in 2010 ($)(2)	Distributions ($)	at 12/31/10 ($)(3)
T. Jay Collins	24,000	331,250	468,738	—	3,375,988
M. Kevin McEvoy	—	225,000	268,646	—	1,941,984
Marvin J. Migura	—	152,000	373,760	—	2,381,006
George. R. Haubenreich, Jr.	—	136,000	354,047	—	2,177,730
Kevin F. Kerins	50,000	68,750	124,699	—	916,673

(1)	Amounts reflect the credited contributions we made to the account of the Named Executive Officer in 2010. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)	Amounts shown reflect hypothetical accrued gains in 2010 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as follows:

	Aggregate Earnings in 2010
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)
T. Jay Collins	26,699	442,039	468,738
M. Kevin McEvoy	6,393	262,253	268,646
Marvin J. Migura	95,320	278,440	373,760
George R. Haubenreich, Jr.	78,851	275,196	354,047
Kevin F. Kerins	58,511	66,188	124,699

(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2010 as follows:

	Aggregate Balance at 12/31/10
	Executive	Company
Name	Contributions ($)	Contributions ($)	Total ($)
T. Jay Collins	193,418	3,182,570	3,375,988
M. Kevin McEvoy	45,329	1,896,655	1,941,984
Marvin J. Migura	591,963	1,789,043	2,381,006
George R. Haubenreich, Jr.	458,391	1,719,339	2,177,730
Kevin F. Kerins	436,310	480,363	916,673
Potential Payments on Termination or Change of Control
          As described in the “Compensation Discussion and Analysis” above, Messrs. Collins, McEvoy, Migura and Haubenreich have Change-of-Control Agreements. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Pursuant to their Change-of-Control Agreements, we have agreed to reimburse those Named Executive Officers for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. Based on the amounts shown in the “Change of Control” column in the following tables, none of the Named Executive Officers would be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.
          Assuming a December 31, 2010 termination date and, where applicable, using the closing sale price of our Common Stock of $73.63 as reported by the NYSE on that date, the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the table below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis - Change-of-Control Agreements” above.

T. Jay Collins

Payments upon	Voluntary		Involuntary		Death and		Change of Control
Termination	Termination		Termination		Disability		With Termination
Severance Payments	$0		$161,538	(1)	$0		$6,825,000	(2)
Benefit Plan Participation	$0		$924	(1)	$0		$298,977	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$1,435,785	(4)	$1,435,785	(5)
Performance Units (unvested & accelerated)	$0		$0		—	(6)	$2,762,500	(7)
Restricted Stock Units (vested)	$2,871,570	(8)	$2,871,570	(8)	$2,871,570	(8)	$2,871,570	(8)
Performance Units (vested)	$2,224,560	(9)	$2,224,560	(9)	$2,224,560	(9)	$5,037,500	(10)
Accrued Vacation/Base Salary	$107,692		$107,692		$107,692		$107,692
SERP (vested)	$3,375,988	(11)	$3,375,988	(11)	$3,375,988	(11)	$3,375,988	(11)

TOTAL	$8,579,810		$8,742,272		$10,015,595		$22,715,012

M. Kevin McEvoy

Payments upon	Voluntary		Involuntary		Death and		Change of Control
Termination	Termination		Termination		Disability		With Termination
Severance Payments	$0		$192,308	(1)	$0		$4,500,000	(2)
Benefit Plan Participation	$0		$924	(1)	$0		$188,415	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$809,930	(4)	$809,930	(5)
Performance Units (unvested & accelerated)	$0		$0		—	(6)	$1,575,000	(7)
Restricted Stock Units (vested)	$1,325,340	(8)	$1,325,340	(8)	$1,325,340	(8)	$1,325,340	(8)
Performance Units (vested)	$912,640	(9)	$912,640	(9)	$912,640	(9)	$2,350,000	(10)
Accrued Vacation/Base Salary	$53,072		$53,072		$53,072		$53,072
SERP (vested)	$1,941,984	(11)	$1,941,984	(11)	$1,941,984	(11)	$1,941,984	(11)

TOTAL	$4,233,036		$4,426,268		$5,042,966		$12,743,741

Marvin J. Migura

Payments upon	Voluntary		Involuntary		Death and		Change of Control
Termination	Termination		Termination		Disability		With Termination
Severance Payments	$0		$76,923	(1)	$0		$3,180,000	(2)
Benefit Plan Participation	$0		$924	(1)	$0		$183,072	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$515,410	(4)	$515,410	(5)
Performance Units (unvested & accelerated)	$0		$0		—	(6)	$991,675	(7)
Restricted Stock Units (vested)	$1,030,820	(8)	$1,030,820	(8)	$1,030,820	(8)	$1,030,820	(8)
Performance Units (vested)	$798,560	(9)	$798,560	(9)	$798,560	(9)	$1,808,325	(10)
Accrued Vacation/Base Salary	$61,538		$61,538		$61,538		$61,538
SERP (vested)	$2,381,006	(11)	$2,381,006	(11)	$2,381,006	(11)	$2,381,006	(11)

TOTAL	$4,271,924		$4,349,771		$4,787,334		$10,151,846

George R. Haubenreich, Jr.

Payments upon	Voluntary		Involuntary		Death and		Change of Control
Termination	Termination		Termination		Disability		With Termination
Severance Payments	$0		$114,423	(1)	$0		$2,625,000	(2)
Benefit Plan Participation	$0		$924	(1)	$0		$149,631	(3)
Restricted Stock Units (unvested & accelerated)	$0		$0		$441,780	(4)	$441,780	(5)
Performance Units (unvested & accelerated)	$0		$0		—	(6)	$850,000	(7)
Restricted Stock Units (vested)	$883,560	(8)	$883,560	(8)	$883,560	(8)	$883,560	(8)
Performance Units (vested)	$684,480	(9)	$684,480	(9)	$684,480	(9)	$1,550,000	(10)
Accrued Vacation/Base Salary	$53,846		$53,846		$53,846		$53,846
SERP (vested)	$2,177,730	(11)	$2,177,730	(11)	$2,177,730	(11)	$2,177,730	(11)

TOTAL	$3,799,616		$3,914,963		$4,241,396		$8,731,547

Kevin F. Kerins

Payments upon	Voluntary		Involuntary		Death and		Change of Control
Termination	Termination		Termination		Disability		With Termination
Severance Payments	$0		$115,385	(1)	$0		$115,385	(1)
Benefit Plan Participation	$0		$1,314	(1)	$0		$1,314	(1)
Restricted Stock Units (unvested & accelerated)	$0		$0		$957,190	(4)	$957,190	(4)
Performance Units (unvested & accelerated)	$0		$0		$456,320	(12)	$1,300,000	(13)
Accrued Vacation/Base Salary	$8,163		$8,163		$8,163		$8,163
SERP (vested)	$916,673	(11)	$916,673	(11)	$916,673	(11)	$916,673	(11)

TOTAL	$924,836		$1,041,535		$2,338,346		$3,298,725

(1)	Payment or benefit only if involuntary termination is the result of a reduction in force.

(2)	Amount for each indicated Named Executive Officer reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and (c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Change-of-Control Agreement.

(3)	Amount for each indicated Named Executive Officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(4)	Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2008, 2009 and 2010 Restricted Stock Unit Agreements. Messrs. Collins, McEvoy, Migura and Haubenreich are fully vested under their 2008 Restricted Stock Unit Agreements.

(5)	Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2009 and 2010 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(6)	Upon death or disability, the performance units awarded pursuant to the 2009 and 2010 Performance Unit Agreements would vest. The amounts for each indicated Named Executive Officer pursuant to the 2009 and 2010 Performance Unit Agreements will not be known until completion of the three-year performance periods January 1, 2009 - December 31, 2011 and January 1, 2010 - December 31, 2012, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

(7)	Amount for each indicated Named Executive Officer reflects cash payment for outstanding unvested performance units at the maximum goal level pursuant to the executive’s 2009 Performance Unit Agreement ($125 per unit) and 2010 Performance Unit Agreement ($150 per unit) and Change-of-Control Agreements.

(8)	Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to the executive’s 2008, 2009 and 2010 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(9)	Amount for each indicated Named Executive Officer reflects cash payment for vested performance units awarded pursuant to the executive’s 2008 Performance Unit Agreement as a result of our achievement (i) in excess of the maximum goal for the performance measure of comparison of return on invested capital and cost of capital and (ii) between the target and maximum goals for the performance measure of cumulative cash flow from operations for the three-year performance period January 1, 2008 - December 31, 2010, as certified by the Compensation Committee in February 2011. This amount is included for each indicated executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amount payable, if any, pursuant to the 2009 and 2010 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods January 1, 2009 - December 31, 2011 and January 1, 2010 - December 31, 2012, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

(10)	Amount for each indicated Named Executive Officer reflects cash payment for outstanding vested performance units at the maximum level pursuant to the executive’s 2008 and 2009 Performance Unit Agreements ($125 per unit) and 2010 Performance Unit Agreement ($150 per unit) and Change-of-Control Agreements.

(11)	Amount for each indicated Named Executive Officer reflects the aggregate of Oceaneering and executive contributions and earnings. For more information on vested SERP amounts, see “Nonqualified Deferred Contributions” above.

(12)	Upon death or disability, the performance units awarded pursuant to the 2008, 2009 and 2010 Performance Unit Agreements would vest. Amount for the indicated Named Executive Officer reflects cash payment for performance units awarded pursuant to the executive’s 2008 Performance Unit Agreement as a result of our achievement (i) in excess of the maximum goal for the performance measure of comparison of return on invested capital and cost of capital and (ii) between the target and maximum goals for the performance measure of cumulative cash flow from operations for the three-year performance period January 1, 2008 - December 31, 2010, as certified by the Compensation Committee in February 2011. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, pursuant to the 2009 and 2010 Performance Unit Agreements will not be known until the completion of the three-year performance periods January 1, 2009 - December 31, 2011, and January 1, 2010 - December 31, 2012, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

(13)	Amount for the indicated Named Executive Officer reflects cash payment for outstanding performance units at the target level of $100 per unit pursuant to the indicated Named Executive Officer’s 2008, 2009 and 2010 Performance Unit Agreements.
Director Compensation
          During 2010, we paid our nonemployee directors, on a quarterly basis, an annual retainer of $80,000 with additional annual retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. During 2010, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or a Committee of the Board. Mr. Huff, the Chairman of the Board, did not receive the above board fees in 2010 pursuant to the terms of his 2010 Chairman Restricted Stock Unit and Performance Unit Agreements. For a description of Mr. Huff’s compensation as a nonemployee director, see “Service Agreement and Change-of-Control Agreement with Mr. Huff” below.
          During 2010, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
          In 2010, our nonemployee directors participated in our shareholder-approved 2005 Incentive Plan. Under this plan in 2010, Messrs. DesRoche, Hooker, Hughes and Pappas, were each awarded 8,000 shares of restricted stock. The restricted stock awards are scheduled to vest in full on the first anniversary of the award date, subject to (1) earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as are set forth in the award agreement. Under this plan in 2010, Mr. Huff was awarded 10,000 restricted common stock units and 10,000 performance units in accordance with the terms of his 2010 Chairman Restricted Stock Unit and Performance Unit Agreements. The restricted stock units and performance units awarded to Mr. Huff are scheduled to vest on a pro-rata basis within three years from the award date by reason of Mr. Huff having attained retirement age as of the award date, with a final vesting date in February 2013, subject to (a) earlier vesting by reason of Mr. Huff’s cessation of service as Chairman for reasons other than his refusal to serve and (b) such other terms as set forth in the award agreement. The performance units awarded to Mr. Huff have the same performance goals and measures over the same time period and with the same range of values payable as the performance units made to executive officers. As provided in Mr. Huff’s 2010 Chairman Restricted Stock Unit and Performance Unit Agreements, he was not eligible in 2010 for any retainers or meeting fees applicable to nonemployee directors. For more information on these restricted common stock unit and performance unit awards, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.” For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis - Stock Ownership Guidelines.”

          The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2010.
Director Compensation Table

			Non-Equity
	Fees Earned or		Incentive Plan	All Other
	Paid in Cash	Stock	Compensation	Compensation
Name	($)(1)	Awards ($)(2)	($)(3)	($)(4)(5)	Total ($)
John R. Huff	400,000	591,500	2,224,560	530,743	3,746,803
Jerold J. DesRoche	80,000	473,200	—	15,320	568,520
D. Michael Hughes	88,000	473,200	—	23,581	584,781
David S. Hooker	95,000	473,200	—	1,561	569,761
Harris J. Pappas	88,000	473,200	—	1,561	562,761

(1)	Amounts shown are attributable entirely to annual retainers as described in “Director Compensation” above and “Service Agreement and Change-of-Control Agreement with Mr. Huff” below.

(2)	The amounts reflect the aggregate grant date fair value of awards by us in 2010 related to restricted stock and restricted stock unit awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. The aggregate number of restricted shares or units of stock outstanding for each of Messrs. DesRoche, Hooker, Hughes and Pappas is 8,000, and for Mr. Huff is 39,500. There are no shares subject to outstanding stock options.

(3)	The amount represents the cash payment for performance units pursuant to Mr. Huff’s 2008 Performance Unit Agreement, as a result of our achievement a) in excess of the maximum goal for the performance measure of comparison of return on invested capital and cost of capital and b) between the target and maximum goals for the performance measure of cumulative cash flow from operations, for the performance period January 1, 2008 - December 31, 2010, as certified by our Board in February 2011.

(4)	The amounts shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisite received by any director except as quantified for a director in footnote (5) below.

(5)	The amounts shown for 2010 are attributable to the following:
•	Mr. Huff: (1) $438,935 for tax gross-up payments associated with his medical coverage described below ($11,015) and the final vesting of restricted stock units under an award made in 2002 ($427,920), see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” for a discussion regarding our policy to no longer provide tax-gross up payments to directors and officers for future awards of restricted stock units or restricted stock (except in some circumstances involving a change of control); and (2) perquisites and other personal benefits totaling $91,808 comprised of: provision of excess liability insurance; tax advice and tax return preparation ($46,066); and annual premiums and reimbursement of medical costs for health care, including premium and costs reimbursed for a supplemental medical insurance plan ($44,431).

•	Mr. DesRoche: perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. Hughes: perquisites and other personal benefits comprised of: provision of excess liability insurance; annual premium for basic health care provided by us; Medicare premium paid by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•	Mr. Hooker and Mr. Pappas: perquisites and other personal benefits each comprised of provision of excess liability insurance and premium for a supplemental medical insurance plan.
Service Agreement and Change of Control Agreement with Mr. Huff
          As we previously disclosed, we entered into a Service Agreement with Mr. Huff in 2001 (the “Service Agreement”), when Mr. Huff was serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. As did the prior employment agreement, the Service Agreement provided medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement provided for a specific employment period (which, as subsequently amended, extended through December 30, 2006), followed by a specific service period ending no later than August 15, 2011 (the “Post-Employment Service Period”), during which time it was contemplated that Mr. Huff, would serve as nonexecutive Chairman of our Board of Directors.
          The Service Agreement provided that, following the completion of Mr. Huff’s employment period, we could request that he serve as Chairman of the Board during the Post-Employment Service Period, and if he refused to serve and we were fulfilling our obligations under the Service Agreement, no salary or benefits not previously vested as of the time of his refusal would have been payable to him under the Service Agreement. If Mr. Huff was not requested to serve as Chairman of the Board or if he did serve as Chairman of the Board for any portion of the Post-Employment Service Period and his service as Chairman of the Board thereafter terminated at any time and for any reason (other than his refusal to serve during the Post-Employment Service Period), including by reason of his death or disability, or our failure to fulfill our obligations under the Service Agreement, he would be entitled to receive various severance benefits. During the Post-Employment Service Period under the Service Agreement, for so long as Mr. Huff was serving as Chairman of the Board, his annual rate of cash compensation would have been equal to 50% of his highest annual base salary during the employment period (or $400,000 per year). In addition, throughout that period, Mr. Huff would have continued to receive certain perquisites and administrative assistance, and he would have continued to participate in various benefit plans; however, he would not have been eligible for subsequent grants or contributions made under any such plan after the completion of his employment period.
          In 2006, the Compensation Committee of our Board of Directors determined that it would approve timely modifications to the Service Agreement to address changes in the tax law and anticipated additional guidance from the Internal Revenue Service regarding “nonqualified deferred compensation arrangements” under Section 409A of the Internal Revenue Code. In the absence of appropriate modifications, the impact of these tax law changes could have resulted in a 20% additional tax payable by Mr. Huff, at least some of which would have been recoverable by Mr. Huff from us under tax reimbursement provisions of the Service Agreement. In December 2006, acting pursuant to a recommendation of the Compensation Committee, our Board of Directors approved an amendment and restatement of the Service Agreement (the “Amended Service Agreement”). Although the principal purpose for entering into the Amended Service Agreement was to address issues arising under Section 409A of the Internal Revenue Code, the Amended Service Agreement also clarified or resolved other issues that existed under the Service Agreement.
          The Amended Service Agreement, among other things, provides for:
•	the commencement of the Post-Employment Service Period on December 31, 2006;

•	various payments, including a payment of $540,000 in 2010 in lieu of the perquisites to which Mr. Huff would have been entitled, and post-retirement benefits of $800,000 per year payable in advance for 10 years commencing on the sooner to occur of 1) Mr. Huff no longer serving as Chairman of our Board for reasons other than his refusal to serve or 2) August 15, 2011 (provided that he has continued to serve as Chairman of our Board of Directors through that date), with those post-retirement payments being subject to acceleration of payment of all unpaid amounts in a non-discounted lump-sum payment in the event of Mr. Huff’s death, disability or a change of control;

•	a tax-protection clause, to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Internal Revenue Code, provided that Mr. Huff agreed to changes in the Amended Service Agreement and his separate Change-of-Control Agreement to satisfy the requirements of the applicable provisions of Section 409A and applicable Treasury Regulations, unless such changes would cause more than insubstantial harm to him;

•	the eligibility of Mr. Huff to receive long-term incentive plan awards provided that, for any year that Mr. Huff receives a long-term incentive award in excess of awards applicable to our other nonemployee directors, Mr. Huff will not receive an additional long-term incentive award equal to the award granted to our other nonemployee directors for that year;

•	the entitlement for Mr. Huff to receive, after 2008, the same pay as our other nonemployee directors during the period that Mr. Huff continues to serve as one of our directors, (in addition to the $400,000 amount per year through August 15, 2011 while Mr. Huff continues to serve as Chairman of the Board during the Post-Employment Service Period), to provide compensation for the understanding that Mr. Huff would provide services in addition to those normally provided by a chairman of the board; and

•	in the event of Mr. Huff’s disability, the provision of the same acceleration of payment of the benefits payable to him for the ten years following the Post-Employment Service Period as would be available in the event of his death or a change of control (a lump-sum, undiscounted payment).
          In December 2008, acting pursuant to a recommendation of the Compensation Committee, our Board of Directors approved an amendment of the Amended Service Agreement to address requirements of Section 409A of the Internal Revenue Code. The amendment addressed the time and form of payment requirements of Section 409A and removed the dollar limitation on reimbursement of legal fees.
          Also as part of the negotiated arrangements relating to Mr. Huff’s retirement benefits, the Compensation Committee authorized and approved our establishment of an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we would set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with establishment of the rabbi trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the consumer price index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
          As we previously described, in 2001 we entered into a Change-of-Control Agreement with Mr. Huff, who was then serving as our Chairman of the Board and Chief Executive Officer, upon terms and conditions substantially the same as the Change-of-Control Agreement described in the “Compensation Discussion and Analysis - Change-of-Control Agreements,” except as described below. Mr. Huff’s Change-of-Control Agreement replaced his prior senior executive and supplemental senior executive agreements. While Mr. Huff is nonexecutive Chairman of the Board, a termination of his service for any reason other than his refusal to serve as nonexecutive Chairman of the Board would entitle Mr. Huff to the severance package under his agreement. The calculated minimum amount for determining the amount of the severance package under the change of control agreement described in the “Compensation Discussion and Analysis - Change-of-Control Agreements” is applicable to Mr. Huff for any termination occurring during his service as nonexecutive Chairman of the Board. Any payment of the change-of-control severance package to Mr. Huff would not reduce any benefits or compensation due Mr. Huff under the Amended Service Agreement; provided, however, that the benefit in the Change-of-Control Agreement regarding benefits under compensation plans and other benefits payable for three years are not provided under the Change-of-Control Agreement to Mr. Huff to the extent they are duplicative of benefits provided to him under the Amended Service Agreement.
          Assuming a December 31, 2010 termination date of Mr. Huff serving as our Chairman of the Board (for reasons other than his refusal to serve as our Chairman of the Board) for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, and, where applicable using the closing sale price of our Common Stock of $73.63 on December 31, 2010 (as reported by the NYSE), potential payments to Mr. Huff consist of: $8,000,000, which reflects $800,000 per year payable in advance for ten years provided in the event of Mr. Huff’s death, disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment; $8,095,885 which reflects: (1) the value of shares of Common Stock that would be delivered for each outstanding vested and unvested restricted stock unit pursuant to Mr. Huff’s Amended Service Agreement, his 2008, 2009 and 2010 Restricted Stock Unit Agreements and his Change-of-Control Agreement; and (2) a cash payment for outstanding performance units under a) his 2008 and 2009 Performance Unit Agreements at the maximum goal level of $125 per unit and b) his 2010 Performance Unit Agreement at the maximum goal level of $150 per unit, pursuant to his Amended Service Agreement. If termination of Mr. Huff’s service as our Chairman of the Board on or before August 15, 2011 is the result of a change of control, an additional amount of $4,650,000 would be payable as described above. Based upon these amounts, Mr. Huff would not be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. We have agreed to reimburse Mr. Huff for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement.

          Assuming a December 31, 2010 termination date of Mr. Huff serving as our Chairman of the Board as a result of his refusal to serve as our Chairman of the Board for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, Mr. Huff would not receive the above described severance payments; would forfeit all unvested restricted stock units and performance units that were awarded to him and potential payments to Mr. Huff would have consisted of $5,122,085, which reflects: (1) the value of shares of common stock using the closing sale price of our common stock of $73.63 per share on December 31, 2010 (as reported by the NYSE), that would be delivered for each outstanding vested restricted stock unit under Mr. Huff’s 2008, 2009 and 2010 Restricted Stock Unit Agreements; and (2) a cash payment for outstanding vested performance units under Mr. Huff’s 2008, 2009 and 2010 Performance Unit Agreements at the target goal level of $100 per unit, pursuant to the Amended Service Agreement. These outstanding restricted stock units and performance units are vested by reason of Mr. Huff having met age and years of service requirements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
          Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2010, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.
          No director or executive officer of Oceaneering who has served in such capacity since January 1, 2010 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2011 Annual Meeting of Shareholders, other than as described in this Proxy Statement.
PROPOSAL 4
Ratification of Appointment of Independent Auditors
          Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2011. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
          In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2011 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
          The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2011, unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.

          The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2010 and 2009.

Fees Incurred by Oceaneering for Ernst & Young LLP	2010	2009
Audit Fees (1)	$2,260,000	$2,232,000
Audit-Related Fees (2)	52,000	58,000
Tax Fees (3)	32,000	24,000
All Other Fees (4)	2,000	2,000

Total	$2,346,000	$2,316,000

(1)	Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.
          The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2010 was compatible with maintaining that firm’s independence from us.
          The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
          None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
          The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
          Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2012 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received no later than November 25, 2011. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
          In addition, any shareholder who intends to submit a proposal for consideration at our 2012 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:

•	be received at our executive offices no earlier than November 8, 2011 and no later than close of business on January 7, 2012; and

•	satisfy requirements that our bylaws specify.
          A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.
          We received no shareholder proposals and no shareholder director nominations for the 2011 Annual Meeting of Shareholders.
TRANSACTION OF OTHER BUSINESS
          Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
          Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2011 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
          WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2010. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
March 24, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to provide your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 5, 2011.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/oii · Follow the steps outlined on the secured Web site.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and FOR “1 year ” in Proposal 3.
+
1.	Election of Directors:	For	Withhold		For	Withhold
	01 – T. Jay Collins	☐	☐	02 – D. Michael Hughes	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory vote on a resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐	3.	Advisory vote on the frequency of holding future advisory votes to approve the compensation of our Named Executive Officers.	☐	☐	☐	☐

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2011.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1UPX	+

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Oceaneering International, Inc.

Notice of 2011 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors for the 2011 Annual Meeting
W. Cardon Gerner and George R. Haubenreich, Jr., and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned on March 18, 2011, at the Annual Meeting of Shareholders to be held on May 6, 2011 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.
The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2010 and the Notice of the 2011 Annual Meeting of Shareholders and related Proxy Statement.
This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 4 and FOR “1 year” in Proposal 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.
Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse side to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and voting instructions form. Please follow the steps listed on the reverse side. Your vote will be promptly confirmed and posted. Thank you for voting.
(Items to be voted on appear on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Providing Voting Instructions Electronically
You can provide your voting instructions by Internet or
telephone! Available 24 hours a day, 7 days a week!

 Instead of mailing your Voting Instruction Form, you may choose one of the two methods outlined below to provide your voting instructions.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 28, 2011.

Voting instructions by Internet · Log on to the Internet and go to www.investorvote.com/oii · Follow the steps outlined on the secured Web site.

Voting instructions by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your voting instructions with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Confidential Voting Instruction Form

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and FOR “1 year ” in Proposal 3.
+
1.	Election of Directors:	For	Withhold		For	Withhold
	01 – T. Jay Collins	☐	☐	02 – D. Michael Hughes	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory vote on a resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐	3.	Advisory vote on the frequency of holding future advisory votes to approve the compensation of our Named Executive Officers.	☐	☐	☐	☐

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2011.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1UPX	+

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions — Oceaneering International, Inc.

Notice of 2011 Annual Meeting of Shareholders
Confidential Voting Instruction Form for 2011 Annual Meeting
The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc., held in the undersigned’s Plan account of record by the undersigned at the close of business on March 18, 2011, at the Annual Meeting of Shareholders to be held on May 6, 2011 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.
The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2010 and the Notice of the 2011 Annual Meeting of Shareholders and related Proxy Statement.
This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.
Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be promptly confirmed and posted. Thank you for participating.
(Items to be voted on appear on reverse side.)